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Exhibit 99.1

[divine logo]	NEWS RELEASE
	www.divine.com	NASDAQ	: DVIN
divine Investors: Brenda Lee Johnson Direct: 773.394.6873 brenda.johnson@divine.com	Media Inquiries: Susan Burke/Anne Schmitt Direct: 773.394.6746/ 6827 susan.burke@divine.com anne.schmitt@divine.com

FOR IMMEDIATE RELEASE

DIVINE COMPLETES ACQUISITION OF VIANT CORPORATION

Combination Delivers World-Class Capabilities in Leveraging Rich Media and Leading-Edge Interactive Technologies

CHICAGO—Sept. 27, 2002—divine, inc. (Nasdaq: DVIN), a leading provider of solutions for the extended enterprise, announced today that it has completed its acquisition of Boston-based Viant Corporation, a pioneer provider of digital business solutions. The acquisition was approved at a special meeting of Viant stockholders on Thursday, September 26, 2002. The common stock of Viant will cease trading following the close of business today, Friday, September 27, 2002, and will no longer be listed on the Nasdaq National Market.

Pursuant to the amended merger agreement, each outstanding share of Viant has been converted into the right to receive 0.0725 of a share of divine's Class A Common Stock, resulting in the issuance of an aggregate of approximately 3,625,000 shares of divine's Class A Common Stock. In addition, Viant stockholders of record as of September 27, 2002, will receive a cash distribution from Viant of $1.4625 per share. The aggregate cash distribution payable to each Viant stockholder will be rounded to the nearest whole cent. The exchange agent will send Viant stockholders of record as of September 27, 2002, written instructions for exchanging their stock certificates for certificates representing divine stock.

Viant built its reputation on helping companies conceive and create strategic digital initiatives. Founded in 1996, Viant today has world-class capabilities in leveraging rich media and leading-edge interactive technologies to develop and deploy compelling Web initiatives serving customers, partners and employees. By combining these strengths along with Viant's intellectual asset management expertise and divine's customer interaction and marketing automation technologies and expertise, divine is uniquely positioned to deliver solutions that help companies cost-effectively provide rich customer experiences at all stages of the customer lifecycle. Viant has offices in Boston, New York and Los Angeles.

"With the completion of the merger with Viant, divine gains a legacy of long-term client relationships and outstanding talent, and adds a significant new delivery presence in the Northeast, where we are experiencing growing demand for our extended enterprise solutions," said divine Chairman and Chief Executive Officer Andrew "Flip" Filipowski. "The merger also strengthens divine's presence in Los Angeles, and extends divine's expertise in key vertical markets such as pharmaceuticals, financial services and, especially, media and entertainment."

About divine, inc.

divine, inc., is focused on extended enterprise solutions. Through professional services, software services and managed services, divine extends business systems beyond the edge of the enterprise throughout the entire value chain, including suppliers, partners and customers. divine offers single-point accountability for end-to-end solutions that enhance profitability through increased revenue, productivity, and customer loyalty. The company provides expertise in collaboration, interaction, and knowledge solutions that enlighten, empower and extend enterprise systems.

Founded in 1999, divine focuses on Global 5000 and high-growth middle market firms, government agencies, and educational institutions, and currently serves over 20,000 customers. For more information, visit divine's Web site at www.divine.com.

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IMPORTANT NOTICE

The statements contained in this news release that are forward-looking are based on current expectations and projections about the Viant transaction, including the contributions Viant is expected to make to divine, as well as divine's future results, performance, prospects and opportunities. These forward-looking statements are based on information currently available to divine and are subject to a number of risks, uncertainties and other factors that could cause divine's actual results, performance, prospects or opportunities in 2002 and beyond to differ materially from these expressed in, or implied by, these forward-looking statements. The uncertainties and risks include, but are not limited to: the risk that the Viant Corporation business and other acquired businesses will not be integrated successfully or that divine will incur unanticipated costs of integration; divine's ability to execute its integrated Web-based technology, professional services, and managed applications strategy; divine's ability to develop enterprise Web software and services; the uncertainty of customer demand for enterprise Web software and services; the combined companies' ability to develop new products and services and enhance and support existing products and services; the combined companies' ability to maintain Viant's vendor and strategic partner relationships and retain key employees; increasing competition from other providers of software solutions and professional services; divine's ability to satisfy the continued listing requirements of the Nasdaq National Market; fluctuations in the trading price and volume of divine's stock; and other unanticipated events and conditions. For a detailed discussion of these and other cautionary statements, please refer to the registration statement filed by divine with the SEC relating to this transaction. Further information about risks and uncertainties relating to the companies and their respective businesses can be found in their most recent respective Forms 10-K filed with the SEC. You should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, divine undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this news release.

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  Exhibit 99.1